INVESTMENT ADVISORY AGREEMENT

From:              Strategy Shares

36 North New York Avenue

Huntington, NY 11743

To:                 Eventide Asset Management, LLC

One International Place, Suite 4210

Boston, MA 02110

Strategy Shares (the “Trust”) has been organized to engage in the business of an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

Eventide Asset Management, LLC (the “Adviser” or “You”) are registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).

The Trust herewith confirms our agreement with the Adviser under which you shall serve as the investment manager of the series of the Trust set forth on the Exhibit 1 to this Agreement (each, a “Fund,” collectively, the “Funds”) and to provide certain other services, as more fully set forth below, and you are willing to act as such investment manager and to perform such services under the terms and conditions hereinafter set forth. Exhibit 1 may be amended from time to time to reflect the addition of new series of the Trust to which this Agreement applies, and in each case such series shall be deemed a Fund hereunder.

Accordingly, the Trust and the Adviser, intending to be legally bound, agree as follows as evidenced by the execution of this Agreement.

1.	ADVISORY SERVICES

Subject to the supervision and oversight of the Board of Trustees of the Trust, you will manage the Fund’s assets subject to and in accordance with the investment objective, investment policies and investment restrictions of the Fund and any directions which the Fund’s Board of Trustees may issue from time to time. Pursuant to the foregoing, you will furnish or arrange to be furnished a continuous investment program for the Fund consistent with the Fund’s investment objective and policies. You will determine or arrange for others to determine the securities to be purchased for the Fund, the portfolio securities to be held or sold by the Fund and the portion of the Fund’s assets to be held uninvested, subject always to the Fund’s investment objective, policies and restrictions, as each of the same shall be from time to time in effect, and subject further to such policies and instructions as the Board may from time to time establish. You will furnish such reports, evaluations, information or analyses to the Trust as the Board of Trustees of the Trust may reasonably request from time to time or as you may deem to be desirable. You also will advise and assist the officers of the Trust in taking such steps as are necessary or appropriate to carry out the decisions of the Board with respect to the Funds and the appropriate committees of the Board regarding the conduct of the business of the Funds.

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For all purposes herein, you shall be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

2.	USE OF SUB-ADVISERS

You may delegate responsibilities, rights or duties under Sections 1, 5, and 6 of this Agreement to one or more investment advisers registered under the Advisers Act (each, a “Sub-Adviser”). Any such use of a Sub-Adviser must be pursuant to an agreement with you that is approved: (i) by the Trust's Board of Trustees, including a majority of the trustees who are not who parties to the agreement or "interested persons" (as defined in the 1940 Act) of you or the Trust, and (ii) if required under the 1940 Act and relevant SEC exemptions or SEC staff interpretations, by the Fund’s shareholders. You will evaluate and select the Sub-Advisers and will make recommendations to the Board of Trustees about the hiring, termination and replacement of a Sub-Adviser and will oversee, monitor and review the Sub-Advisers and their performance and their compliance with the Fund’s investment objective, policies and restrictions. In the event that your agreement with any Sub-Adviser is terminated, you shall at such time assume the responsibilities of such Sub-Adviser unless and until a successor Sub-Adviser is selected and the requisite approval of the Trust’s Board and shareholders, if any is required, is obtained. Notwithstanding any delegation pursuant to this paragraph, you will continue to have overall responsibility for the management and investment of the Fund's assets and responsibility for all advisory services furnished by any Sub-Adviser and will supervise each Sub-Adviser in its performance of its duties for the Fund. You will also retain sole responsibility for all services described in Section 1, 5, and 6 of this Agreement and not expressly delegated to one or more Sub-Advisers.

3.	ALLOCATION OF CHARGES AND EXPENSES

During the term of this Agreement, you agree to pay all routine expenses of each Fund, except for the Fund’s advisory fee; payments under any 12b-1 plan; taxes; brokerage commissions and trading costs; interest (including borrowing costs and overdraft charges); short sale dividends and interest expenses; acquired fund fees and expenses; litigation expenses (including fees and expenses of counsel retained by or on behalf of the Trust or the Fund) and any fees, costs or expenses payable by the Trust of the Fund pursuant to indemnification obligations to which the Trust or the Fund may be subject (pursuant to contract or otherwise) and non-routine or extraordinary expenses of the Fund (such as reorganizational costs).

You may obtain reimbursement from each Fund, at such time or times as you may determine in your sole discretion, for any of the expenses advanced by you, which the Fund is obligated to pay, and such reimbursement shall not be considered to be part of your compensation pursuant to this Agreement.

4.	COMPENSATION OF THE ADVISER

For all of the services to be rendered as provided in this Agreement, as of the last business day of each month, each Fund will pay you a fee based on the average value of the daily net assets of the Fund, paid at an annual rate as set forth on the Exhibit executed with respect to such Fund and attached hereto.

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The average value of the daily net assets of a Fund shall be determined pursuant to the applicable provisions of the Trust’s Agreement and Declaration of Trust, as the same may subsequently thereto have been, or subsequently hereto be, amended (“Agreement and Declaration of Trust”) and the Fund's valuation procedures approved by the Board of Trustees. If, pursuant to such provisions, the determination of net asset value of a Fund is suspended for any particular business day, then for the purposes of this paragraph, the value of the net assets of the Fund as last determined shall be deemed to be the value of the net assets as of the close of the business day, or as of such other time as the value of the Fund’s net assets may lawfully be determined, on that day. If the determination of the net asset value of a Fund has been suspended for a period including such month, your compensation payable at the end of such month shall be computed on the basis of the value of the net assets of the Fund as last determined (whether during or prior to such month).

5.	EXECUTION OF PURCHASE AND SALE ORDERS

In connection with purchases or sales of portfolio securities for the account of the Fund, it is understood that you (or the applicable Sub-Adviser(s) retained pursuant to paragraph 2 above) will have discretion to arrange for the placing, in the name of the Fund, of all orders for the purchase and sale of portfolio securities for the account with brokers or dealers selected by you (or the Sub-Adviser), subject to and in accordance with any directions which the Trust’s Board of Trustees may issue from time to time. You (or the Sub-Adviser) will be responsible for the negotiation and the allocation of principal business and portfolio brokerage. In the selection of such brokers or dealers and the placing of such orders, you (or the Sub-Adviser) are directed at all times to seek to obtain for the Fund the best qualitative execution under the circumstances, taking into account such factors as price (including the applicable brokerage commission or dealer spread), the execution capability, financial responsibility and responsiveness of the broker or dealer and the brokerage and research services provided by the broker or dealer.

You (or the Sub-Adviser) should generally seek favorable prices and commission rates that are reasonable in relation to the benefits received. In seeking best qualitative execution, you (or the Sub-Adviser) are authorized to select brokers or dealers who also provide brokerage and research services to the Fund and/or the other accounts over which you exercise investment discretion. You may place orders with a broker who charges a commission for that portfolio transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if you (or the Sub-Adviser) determine in good faith that the amount of the commission is reasonable in relation to the value of the “brokerage and research services” (as defined in Section 28(e)(3) of the Securities Exchange Act of 1934, as amended) provided by the executing broker or dealer. The determination may be viewed in terms of either a particular transaction or your (or the Sub- Adviser’s) overall responsibilities with respect to the Fund and to accounts over which you (or the Sub-Adviser) exercise investment discretion. You shall render regular reports to the Trust regarding brokerage and soft dollar trading as may be reasonably requested by management and/or the Trust's Board.

A broker’s or dealer's sale or promotion of Fund shares shall not be a factor considered by your personnel responsible for selecting brokers to effect securities transactions on behalf of the Fund. You and your personnel shall not enter into any written or oral agreement or arrangement to compensate a broker or dealer for any promotion or sale of Fund shares by directing to such broker or dealer (i) the Fund's portfolio securities transactions or (ii) any remuneration, including but not

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limited to, any commission, mark-up, mark down or other fee received or to be received from the Fund's portfolio transactions through such broker or dealer. However, you may place Fund portfolio transactions with brokers or dealers that sell or promote shares of the Fund provided the Board of Trustees has adopted policies and procedures that comport with Rule 12b-1(h) under the Act and such transactions are conducted in compliance with those policies and procedures.

Subject to the provisions of the 1940 Act, and other applicable law, you (or the Sub-Adviser), any of your (and the Sub-Adviser’s) affiliates or any affiliates of your (or the Sub-Adviser’s) affiliates may retain compensation in connection with effecting the Fund’s portfolio transactions, including transactions effected through others. If any occasion should arise in which you (or the Sub-Adviser) give any advice to your clients (or clients of the Sub-Adviser) concerning the shares of the Fund, you (or the Sub-Adviser) will act solely as investment counsel for such client and not in any way on behalf of the Fund.

6.	PROXY VOTING

The Adviser will have authority and responsibility to vote proxies for each Fund’s securities. The Adviser will vote proxies in the best interest of each Fund and, in exercising its fiduciary duty to review all proxies, may make a determination to abstain from voting or, with respect to any securities on loan, recalling securities on loan for the purpose of voting if , in the Adviser’s opinion, doing so would not be in the best interest of a Fund and/or its shareholders. Such proxies will be voted in accordance with the Adviser’s proxy voting policy. The Adviser agrees to provide a copy of its proxy voting policy from its compliance policies and procedures, and any amendments thereto, to the Trust prior to the execution of this Agreement.

7.	CODE OF ETHICS

You have adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Trust with a copy of the code and evidence of its adoption. Within 45 days of the last calendar quarter of each year while this Agreement is in effect, you will provide to the Board of Trustees of the Trust a written report that describes any issues arising under the code of ethics since the last report to the Board of Trustees, including, but not limited to, information about material violations of the code and sanctions imposed in response to the material violations; and which certifies that you have adopted procedures reasonably necessary to prevent access persons (as that term is defined in Rule 17j-1) from violating the code.

8.	SERVICES NOT EXCLUSIVE/USE OF NAME

Your services to the Fund pursuant to this Agreement are not to be deemed to be exclusive, and it is understood that you may render investment advice, management and other services to others, including other registered investment companies, provided, however, that such other services and activities do not, during the term of this Agreement, interfere in a material manner, with your ability to meet all of your obligations with respect to rendering services to the Fund. The Trust understands that the Adviser acts, will continue to act, and may act in the future, as investment manager or adviser to fiduciary and other managed accounts, and as an investment manager or adviser to other investment companies. The Trust has no objection to the Adviser so

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acting. This Agreement will not in any way limit or restrict the Adviser or any of its directors, officers, employees, or agents from buying, selling or trading any securities or other investment instruments for its or their own account or for the account of others for whom it or they may be acting, provided that such activities will not adversely affect or otherwise impair the performance by the Adviser of its duties and obligations under this Agreement and such activities are not otherwise prohibited by applicable law.

The Trust and you acknowledge that all rights to the name “Eventide” or any variation thereof belong to you, and that the Trust is being granted a limited license to use such words in the name of the Fund or Funds or in the name of any class of a Fund. In the event you cease to be the Adviser to the Fund, the Trust’s right to the use of the name “Eventide” shall automatically cease on the ninetieth (90th) day following the termination of this Agreement. The Adviser hereby consents to the use of its name and the names of its affiliates in a Fund’s prospectuses, statements of additional information, registration statements or other filings, forms or reports required by applicable law. Nothing contained herein shall impair or diminish in any respect, your right to use the name “Eventide” in the name of, or in connection with, any other business enterprises with which you are or may become associated. There is no charge to the Trust for the right to use this name.

9.	STANDARD OF CARE, LIMITATION OF LIABILITY AND INDEMNIFICATION

The Adviser will exercise its best judgment and will act in good faith and use reasonable care and in a manner consistent with applicable federal and state laws and regulations in rendering the services it agrees to provide under this Agreement. You may rely on information reasonably believed by you to be accurate and reliable. Except as may otherwise be required by the 1940 Act or the rules thereunder, neither you nor your directors, officers, employees, shareholders, members, agents, control persons or affiliates of any thereof shall be subject to any liability to the Fund or its shareholders for any damages, expenses or losses in connection with any act or omission connected with or arising out of any services rendered under, or payments made pursuant to, this Agreement or any other matter to which this Agreement relates, or in connection with any error of judgment or mistake of law, except by reason of willful misfeasance, bad faith or gross negligence on the part of you or any such persons in the performance of your duties under this Agreement, or by reason of reckless disregard by any of such persons of your obligations and duties under this Agreement.

Any person, even though also a director, officer, employee, shareholder, member or agent of you, who may be or become a trustee, officer, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with your duties hereunder), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, shareholder, member, or agent of you, or one under your control or direction, even though paid by you.

10.	DURATION AND TERMINATION

The term of this Agreement shall begin on the date of this Agreement for each Fund that has executed an Exhibit hereto as of the date of this Agreement and shall continue in effect with respect to each such Fund (and any subsequent Fund added pursuant to an Exhibit executed during the initial

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two-year term of this Agreement) for a period of two (2) years. This Agreement shall continue in effect from year to year thereafter, subject to termination as hereinafter provided, if such continuance is approved at least annually by (a) a vote of a majority of the outstanding voting securities of the Fund, as defined under the 1940 Act, or by vote of the Trust’s Board of Trustees, cast in person at a meeting called for the purpose of voting on such approval (if such meeting is required to be in person under then current positions and interpretations of the 1940 Act by the SEC), and (b) a vote of a majority of the Trustees of the Trust who are not parties to this Agreement or “interested persons” of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval (if such meeting is required to be in person under then current positions and interpretations of the 1940 Act by the SEC).

This Agreement may, on sixty (60) days’ written notice, be terminated with respect to the Fund, at any time without the payment of any penalty, by the Board of Trustees, by a vote of a majority of the outstanding voting securities of the Fund, or by you. This Agreement shall automatically terminate in the event of its assignment.

11.	AMENDMENT OF THIS AGREEMENT

No provision of this Agreement may be changed, waived, discharged or terminated orally, and no amendment of this Agreement shall be effective until approved by the Board of Trustees, including a majority of the Trustees who are not interested persons of you or of the Trust, cast at a meeting called for the purpose of voting on such approval, and if required under the 1940 Act) by vote of the holders of a majority of the outstanding voting securities of the Fund to which the amendment relates.

12.	LIMITATION OF LIABILITY TO TRUST PROPERTY

It is expressly acknowledged and agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, officers, employees, agents or nominees of the Trust, or any shareholders of the Fund, personally, but bind only the trust property of the Fund (and only the property of the Fund), as provided in the Agreement and Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees and will be ratified by the initial shareholder(s) of the Fund and signed by officers of the Trust, acting as such, and neither such authorization by such Trustees and shareholders nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust (and only the property of the Fund) as provided in its Agreement and Declaration of Trust.

13.	CUSTODY

Nothing in this Agreement will require the Adviser to take or receive physical possession of cash, securities or other investments of any Fund.

14.	COOPERATION WITH REGULATORY AUTHORITIES OR OTHER ACTIONS

The parties to this Agreement each agree to cooperate in a reasonable manner with each other in the event that any of them should become involved in a legal, administrative, judicial or regulatory action, claim, or suit as a result of performing its obligations under this Agreement.

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15.	SEVERABILITY

In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

16.	BOOKS AND RECORDS

In compliance with the requirements of Rule 31a-3 under the 1940 Act, you agree that all records which you maintain for the Trust are the property of the Trust and you agree to surrender promptly to the Trust such records upon the Trust’s request. You further agree to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act all records which you maintain for the Trust that are required to be maintained by Rule 31a-1 under the 1940 Act.

17.	QUESTIONS OF INTERPRETATION

(a)                This Agreement shall be governed by the laws of the State of New York.

(b)                For the purpose of this Agreement, the terms “assignment,” “majority of the outstanding voting securities,” “control” and “interested person” shall have their respective meanings as defined in the 1940 Act and rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the Act; and the term “brokerage and research services” shall have the meaning given in the Securities Exchange Act of 1934.

(c)                Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Act shall be resolved by reference to such term or provision of the Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by the SEC or its staff. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is revised by rule, regulation, order or interpretation of the SEC or its staff, such provision shall be deemed to incorporate the effect of such rule, regulation, order or interpretation.

18.	NOTICES

Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the designated address of the Trust is 36 North New York Avenue, Huntington, NY 11743. Until further notice to the Trust, the Adviser’s address for notice is 1 International Place, Suite 4210, Boston, MA 02110.

19.	CONFIDENTIALITY

(a)                Each party agrees that it will treat confidentially all information provided by the other party (the “Discloser”) regarding the Discloser’s businesses and operations, including without limitation the investment activities or holdings of the Fund (“Confidential Information”).  All Confidential Information provided by the Discloser shall be used only by the

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other party hereto (the “Recipient”) solely for the purposes of rendering services pursuant to this Agreement, and shall not be disclosed to any third party, without the prior consent of the Discloser, except for a limited number of employees, attorneys, accountants and other advisers of the Recipient and its affiliates on a need-to-know basis and solely for the purposes of rendering services under this Agreement.

(b)                Confidential Information shall not include any information that: (i) is public when provided or thereafter becomes public through no wrongful act of the Recipient; (ii) is demonstrably known to the Recipient prior to execution of this Agreement; (iii) is independently developed by the Recipient through no wrongful act of the Recipient in the ordinary course of business outside of this Agreement; (iv) is generally employed by the trade at the time that the Recipient learns of such information or knowledge; or (v) has been rightfully and lawfully obtained by the Recipient from any third party.

(c)                In the event that the Recipient is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), in connection with any proceeding, to disclose any of the Discloser’s Confidential Information, the Recipient will give the Discloser prompt written notice of such request or requirement (to the extent permitted by applicable law) to allow the Discloser an opportunity to obtain a protective order or otherwise obtain assurances that confidential treatment will be accorded to such Confidential Information.  In the event that such protective order or other remedy is not obtained, disclosure shall be made of only that portion of the Confidential Information that is legally required to be disclosed.  All Confidential Information disclosed as required by law shall nonetheless continue to be deemed Confidential Information.

20.	COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21.	BINDING EFFECT

Each of the undersigned expressly warrants and represents that he has the full power and authority to sign this Agreement on behalf of the party indicated, and that his signature will operate to bind the party indicated to the foregoing terms.

22.	CAPTIONS

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

If you agree with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return such counterpart to the Trust, whereupon this letter shall become a binding contract according to its terms.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their designated officers as of the dates set forth below.

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Strategy Shares
By: _ /s/Tobias Caldwell__
Print Name: Tobias Caldwell
Title: Trustee
Dated: as of August 23, 2024

ACCEPTANCE:

The foregoing Agreement is hereby accepted and agreed to.

Eventide Asset Management, LLC
By: /s/Robin John
Print Name: Robin John
Title: Chief Executive Officer
Dated: as of August 23, 2024

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Exhibit 1

Fund	Fee as a Percentage of Average Fund Daily Net Assets	Effective Date
Eventide High Dividend ETF	0.49%	August 23, 2024

Strategy Shares

By: __/s/Tobias Caldwell _

Print Name: Tobias Caldwell

Title: Trustee

Eventide Asset Management, LLC

By: /s/Robin John

Print Name: Robin John

Title: Chief Executive Officer